Carolina Trust Bank 8-K12G3

Exhibit 99.07

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20429

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2016

FDIC Certificate No. 57206

Carolina Trust Bank

North Carolina	56-2197865
(State of incorporation)	(I.R.S. Employer Identification No.)

901 East Main Street, Lincolnton, North Carolina 28092
(Address of principal executive offices) (Zip Code)

Issuer’s telephone number: (704) 735-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition.

On April 28, 2016, Carolina Trust Bank (the “Bank”) issued a news release to furnish its financial results for the three months ended March 31, 2016. The Bank’s news release is attached hereto as Exhibit 99.1.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 – Press release dated April 28, 2016

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Carolina Trust Bank

By:	/s/ Edwin E. Laws
Edwin E. Laws
Chief Financial Officer

Date:	April 29, 2016

Exhibit 99.1

Carolina Trust Bank

News Release

For Immediate Release

Contact:

Jerry L. Ocheltree

President and CEO

Carolina Trust Bank

(704) 735-1104

Carolina Trust Bank Reports First Quarter 2016

Earnings of $0.08 per Share

LINCOLNTON, N.C., April 28, 2016 (GLOBE NEWSWIRE) -- Carolina Trust Bank (NASDAQ - CART) announced today its financial results for the first quarter that ended March 31, 2016 (“1Q 2016”). The Bank earned net income of $417,000 in 1Q 2016 as compared to $175,000 for the same period in 2015 (“1Q 2015”). After deducting the preferred stock dividends, net income available to common stockholders was $358,000 and $117,000, respectively, for 1Q 2016 as compared to 1Q 2015. The increases in net income and net income available to common stockholders were 138% and 206%, respectively, from 1Q 2015 to 1Q 2016. Diluted earnings per share for the first quarter were $0.08, as compared to $0.03 for the same period last year. Return on average total assets was 0.48%, and return on average shareholder’s equity was 5.08% for 1Q 2016.

The earnings increase was driven primarily by loan growth. Average loans for the 1Q 2016 of approximately $294 million were 18% higher than average loans for 1Q 2015 of approximately $250 million. Earnings were also impacted by an $80,000 recovery of prior loan loss provisions for 1Q 2016 as compared to zero loan loss provision in 1Q 2015.

Jerry L. Ocheltree, President and Chief Executive Officer stated, “We are pleased to report a successful first quarter of 2016, highlighted by earnings and loan growth. Our loan portfolio grew by $5.4 million in the first quarter, an annualized increase of 7.4%. In addition we improved liquidity and added to our securities portfolio. Our branch employees worked hard to fund the asset growth with core deposits. Non-interest bearing deposits grew by $5.4 million and interest-bearing checking and money market accounts by $7.8 million. We continue to focus on earning assets,core deposits, profitability, and consistently serving our customers well.”

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Select financial highlights for the quarter ended March 31, 2016:

●	Pre-tax earnings of $650,000, an increase of $350,000 or 117% compared to 1Q 2015.
●	Increase in total loans outstanding of $5,384,000 or 7.4%, annualized, from the balance at December 31, 2015
●	Increase in deposits of $35,895,000 or 50.7%, annualized, from December 31, 2015. Excluding time deposits obtained from institutional shareholders, the deposit growth was $14,442,000 or 23.4%, annualized.
●	Increase in net interest income of $513,000 or 17.8% as compared to 1Q 2015.
●	Total nonperforming assets (“NPAs”) decreased $258,000 from $4,158,000 at December 31, 2014 to $3,900,000 at March 31, 2016. This resulted in a 19 basis point reduction in the Bank’s NPAs as a percentage of total assets, from 1.24% at December 31, 2015 to 1.05% at March 31, 2016.
●	The Bank’s Allowance for Loan and Lease Losses (“ALLL”) to total loans decreased from 1.27% at December 31, 2015 to 1.18% at March 31, 2016 due to continued improved credit quality as NPAs decreased, and quarterly net charge-offs to average loans remained below 0.20%, annualized.

CAPITAL LEVELS

Capital for the Bank exceeded “well-capitalized” requirements for each of the four primary capital levels monitored by state and federal regulators. As of March 31, the common equity tier 1 capital ratio was 8.60%; the tier 1 capital ratio was 9.17%; the total capital ratio was 10.30%; and the tier 1 leverage ratio was 8.27%.

NET INTEREST INCOME IMPROVES YEAR OVER YEAR

Net interest income was $3,389,000 for the quarter ended March 31, 2016, an increase of $513,000 or 17.8% compared to 1Q 2015. The Bank’s net interest margin for 1Q 2016 was 4.11%, down 8 basis points compared to the 4.19% reported for the same period last year. The slight margin compression was due primarily to a shift in the mix of average assets from loans and investments to overnight funds.

NONINTEREST INCOME

For the first quarter of 2016, noninterest income was $286,000, a $58,000 increase or 25.4% when compared to 1Q 2015. The Bank experienced increases in overdraft fees, card interchange fees, and mortgage fee income.

●	The ratio of noninterest income to average assets was 0.33%, annualized, as compared to 0.31% a year ago.

NONINTEREST EXPENSE

Noninterest expense for 1Q 2016 totaled $3,105,000, up $301,000 or 10.7% as compared to the $2,804,000 recorded for 1Q 2015. Specific items to note are as follows:

●	Compensation expense increased $128,000 in comparison to 2015 as the result of equity and merit increases for all employees, new production oriented positions which contributed to the continued loan growth for the bank. As a result of the increased number of employees, the bank also saw increases in performance bonuses, health insurance and 401(K) expense.
●	Occupancy expense remained nearly flat at $217,000, increasing by only $1,000.
●	Data processing expense increased $13,000 or 8.0% due to increased customer transactions across all business lines.

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●	Professional fees increased $161,000 or 278% primarily due to consulting expenses related to accounting services, audit fees, compliance support, and strategic planning.
●	The ratio of noninterest expenses to average assets was 3.57%, as compared to 3.81% a year ago.

About Carolina Trust Bank

Carolina Trust Bank is a full service state chartered bank headquartered in Lincolnton, N.C., operating nine full service branches in Lincoln, Catawba, Gaston and Rutherford Counties in western North Carolina and a loan production office in Mooresville, N.C.

Forward-Looking Statement: This news release contains forward-looking statements. Words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Carolina Trust Bank takes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Carolina Trust Bank

Selected Financial Highlights

Dollars in thousands, except per share data

	Unaudited 3/31/16	(a) 12/31/15	Unaudited 9/30/15	Unaudited 6/30/15	Unaudited 3/31/15
Balance Sheet Data:
Total Assets	$372,746	$334,049	$332,359	$333,414	$305,545
Total Deposits	320,689	284,794	285,385	276,183	259,711
Total Loans	297,746	292,362	286,469	278,305	257,919
Reserve for Loan Loss	3,521	3,723	3,825	3,886	3,954
Total Stockholders’ Equity	31,043	30,464	30,548	30,111	30,189

	For the Three Months Ended
	Unaudited 3/31/16	Unaudited 3/31/15	Variance $	Variance %
Income and Per Share Data:
Interest Income	$4,027	$3,411	$616	18.1%
Interest Expense	638	535	103	19.3%
Net Interest Income	3,389	2,876	513	13.6%
Provision for (recovery of) Loan Loss	(80)	0	(80)	NM
Net Interest Income After Provision	3,469	2,876	593	20.6%
Non-interest income	286	228	58	25.4%
Non-interest expense	3,105	2,804	301	10.7%
Income Before Taxes	650	300	350	116.7%
Income Tax Expense (benefit)	233	125	108	86.4%
Net Income	417	175	242	138.3%
Preferred Stock Dividend	59	58	1	1.7%
Net Income Available to Common Shareholders	$358	$117	$241	206.0%

Net Income Per Common Share:
Basic	$0.08	$0.03
Diluted	$0.08	$0.03
Average Common Shares Outstanding:
Basic	4,649,558	4,643,666
Diluted	4,697,539	4,680,116

(a) Note: Derived from audited financial statements

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Carolina Trust Bank

Quarterly Income Statement

Dollars in thousands, except per share data

	For the three months ended:
Income and Per Share Data:	Unaudited 3/31/16	Unaudited 12/31/15	Unaudited 9/30/15	Unaudited 6/30/15	Unaudited 3/31/15
Interest Income	$4,027	$3,956	$3,891	$3,647	$3,411
Interest Expense	638	601	599	576	535
Net Interest Income	3,389	3,355	3,292	3,071	2,876
Provision for (recovery of) Loan Loss	(80)	(100)	(170)	—	—
Net Interest Income After Provision	3,469	3,455	3,462	3,071	2,876
Non-interest income	286	304	284	293	228
Non-interest expense	3,105	3,352	2,848	2,747	2,804
Income Before Taxes	650	407	898	617	300
Income Tax Expense (benefit)	233	316	467	256	125
Net Income	417	91	431	361	175
Preferred Stock Dividend	59	58	59	59	58
Net Income Available to Common Shareholders	$358	$33	$372	$302	$117

Net Income Per Common Share:
Basic	$0.08	$0.01	$0.08	$0.07	$0.03
Diluted	$0.08	$0.01	$0.08	$0.06	$0.03
Average Common Shares Outstanding:
Basic	4,649,558	4,645,997	4,645,975	4,645,963	4,643,666
Diluted	4,697,539	4,692,203	4,721,188	4,685,122	4,680,116

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Carolina Trust Bank

Selected Financial Highlights

Dollars in thousands, except per share data

	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15
Capital Ratios:
Common equity tier 1 capital ratio	8.59%	8.67%	8.63%	7.77%	8.07%
Tier 1 capital ratio	9.16%	9.10%	8.74%	8.62%	9.00%
Total capital ratio	10.29%	10.30%	10.00%	9.88%	10.25%
Tier 1 leverage ratio	8.27%	8.48%	8.09%	8.28%	8.53%

Tangible Common Equity (b)	$28,304	$27,710	$27,778	$27,324	$27,385
Common Shares Outstanding	4,649,558	4,646,225	4,645,975	4,645,975	4,645,755
Book Value per Common Share	$6.12	$6.00	$6.02	$5.93	$5.94
Tangible Book Value per Common Share (b)	$6.09	$5.96	$5.98	$5.88	$5.89

Performance Ratios (annualized):
Return on Average Assets	0.48%	0.11%	0.51%	0.46%	0.24%
Return on Average Common Equity	5.08%	0.50%	5.27%	4.34%	1.71%
Net Interest Margin	4.11%	4.24%	4.17%	4.18%	4.19%

Asset Quality:
Delinquent Loans (30-89 days accruing interest)	$588	$1,141	$2,667	$2,119	$2,813

Delinquent Loans (90 days or more and accruing)	$0	$117	$115	$114	$112
Non-accrual Loans	$2,100	$2,047	$1,964	$3,221	$3,450
OREO and repossessed property	$1,800	$1,994	$2,168	$2,331	$2,328
Total Nonperforming Assets	$3,900	$4,158	$4,247	$5,666	$5,890

Restructured Loans	$4,807	$4,853	$4,788	$4,338	$4,436

Nonperforming Assets / Total Assets	1.05%	1.24%	1.28%	1.70%	1.93%
Nonperforming Assets / Equity Capital & ALLL	11.28%	12.16%	12.36%	16.67%	17.25%
Allowance for Loan Losses / Nonperforming Assets	90.28%	89.55%	90.06%	68.58%	67.13%
Allowance for Loan Losses / Total Loans	1.18%	1.27%	1.34%	1.40%	1.53%
Net Loan Charge-offs (recoveries)	$122	$1	($108)	$68	$48
Net Loan Charge-offs / Average Loans (%)	0.17%	0.00%	(0.04%)	0.03%	0.02%

Note: Financial information is unaudited.

(b) Note

Reconciliation of non-GAAP to GAAP:

	3/31/16	12/31/15	9/30/15	6/30/15	3/31/15

Stockholders’ equity (GAAP)	$31,043	$30,464	$30,548	$30,111	$30,189
Less: Preferred stock	2,580	2,580	2,580	2,580	2,580
Less: Core deposit intangible	159	174	189	207	225
Tangible Common Equity (non-GAAP)	28,304	27,710	27,779	27,324	27,384
Common shares outstanding	4,649,558	4,646,225	4,645,975	4,645,975	4,645,755
Tangible Book Value per Common Share (non-GAAP)	$6.09	$5.96	$5.98	$5.88	$5.89

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